AGREEMENT

                               BY AND AMONG

                         FLEISCHLI OIL COMPANY, INC.,

                           METEOR INDUSTRIES, INC.,

                             TRI-VALLEY GAS CO.

                                    AND

                             THE SHAREHOLDERS OF

                             TRI-VALLEY GAS CO.

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                                  AGREEMENT

     AGREEMENT, made this 21st day of May 1998, by and among Fleischli Oil Company, Inc., a Wyoming corporation ("Purchaser"), Meteor Industries, Inc., a Colorado Corporation ("Meteor"), Tri-Valley Gas Co. (the "Company"), a Colorado corporation, and all of the shareholders of Tri-Valley Gas Co. (collectively referred to as "Shareholders").

     WHEREAS, Purchaser desires to acquire all of the issued and outstanding common stock of Tri-Valley Gas Co. (the "Common Stock") in exchange for the consideration and upon the terms described herein (the "Purchase"); and

     WHEREAS, the Shareholders desire to sell all of the outstanding Common Stock of the Company; and

     WHEREAS, Purchaser, the Company and Shareholders desire to make certain representations, warranties, covenants and agreements in connection with the Purchase and also desire to prescribe various conditions precedent to the Purchase;

     NOW, THEREFORE, in consideration of the mutual promises, covenants, provisions, and representations contained herein, THE PARTIES HERETO AGREE AS
FOLLOWS:

                                  ARTICLE 1

                                 THE PURCHASE

     1.1 SALE AND DELIVERY OF COMMON STOCK. Subject to all the terms and conditions of this Agreement, the Shareholders shall transfer, convey and deliver to Purchaser at the Closing (as defined in paragraph 1.2 hereof) good, valuable and marketable title to the Common Stock, free and clear of all liens, claims and encumbrances in exchange for the consideration described in this Article 1. The consideration described in this Article 1 hereof shall be delivered to a closing agent mutually agreeable to the parties hereto (the "Closing Agent"). Closing Agent shall then disburse such funds in accordance with this Agreement and pursuant to joint written instructions to be prepared by the parties hereto in a form substantially similar to that which is attached hereto as Exhibit 1.1 and delivered to Closing Agent at Closing.

     1.2 EFFECTIVE DATE AND CLOSING. The effective date of this transaction shall be December 31, 1997. The closing of the transaction contemplated herein (the "Closing") shall occur at a mutually agreeable time and place, on May 21, 1998, or the earliest date thereafter when the Purchaser has completed its review of the exhibits provided by the Company with this Agreement and has closed on its financing with Norwest, but in no event will the Closing be after May 29, 1998 (the "Closing Date"). The Purchaser agrees to pay the Shareholders in the aggregate at the Closing $500 per day for every day after April 30, 1998, until Closing.

     1.3 PURCHASE PRICE. Subject to adjustment pursuant to Section 1.4, subject to the terms of Section 1.5 and subject to all of the other terms and conditions set forth in the Agreement and in reliance on the representations, warranties and covenants hereinafter set forth, Purchaser shall pay to the Shareholders cash in the amount of $3,000,000, or $535.71 per share of Common Stock plus $500 per day for every day after April 30, 1998, pursuant to Section 1.2 herein (hereinafter referred to as the "Purchase Price").


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     1.4  ADJUSTMENTS.  The Purchase Price of the Common Stock shall be adjusted as follows:

          (a) During the three month period following the Closing, Purchaser shall verify the accuracy of the accounts receivable, inventory, cash items and payables (the "Verification") on the balance sheet of the Company as of December 31, 1997 (the "December 31 Financials"). Notwithstanding Section 1.4(d), any price adjustment made because of an increase in the payables shall be subject to the provisions of Section 2.31 regarding a $20,000 minimum and a $400,000 cap. For purposes of Section 1.4, "cash items" shall be defined as those items that comprise "Total Cash" in the December 31 Financials, and "payables" shall be defined as those items that comprise "Total Liabilities" in the December 31 Financials.

          (b) If Purchaser's Verification of the Company's December 31 Financials shows that the Company's inventory, accounts receivables, cash items or payables is different than the amounts reflected on the balance sheet of the December 31 Financials, attached hereto as Exhibit 2.7, then the Purchase Price, subject to Sections 1.4(c) and (d), shall be reduced by the amount of any deficiency of assets or increased by the amount of any surplus of assets. In addition, the Purchase Price shall be reduced by the amount of any increase in the payables or increased by the amount of any decrease in the payables.

          (c) If, pursuant to this Section 1.4, Purchaser's Verification requires an adjustment to the Purchase Price, then Purchaser will first submit to the Shareholders the results of the Verification and Shareholders will have the option of disputing the results for thirty (30) days after receipt of that Verification. In the event that Shareholders choose to dispute those results, the parties shall have ten (10) days from notification thereof during which they will make reasonable good faith efforts to resolve such a dispute between them after which either party so desiring may submit the dispute to mediation. Such party shall give the other party a written notice to mediate the unresolved dispute and all such mediation shall be before a single mediator of the Judicial Arbitration Group in Denver, Colorado. If the parties have not agreed within ten (10) days of the notice for mediation of the mediator to be utilized at the Judicial Arbitration Group, the chief executive officer of the Judicial Arbitration Group shall designate the individual within its organization who will conduct the mediation. The parties' efforts to reach a settlement will continue until the conclusion of the proceedings which shall be deemed to occur when (i) a written settlement is reached, (ii) the mediator concludes and informs the parties in writing that further efforts will not be useful, or (iii) the parties agree in writing that an impasse has been reached. The cost of the mediation will be borne equally between the Shareholders, on the one hand, and Purchaser, on the other hand, but all other costs involved in the mediation shall be borne separately by the parties incurring them. Neither party may withdraw before the conclusion of the proceedings. The parties regard the obligation to mediate as an essential provision of this Agreement and one that is legally binding on them. In case of a violation of such obligation by either party, the other may bring an action to seek enforcement of such obligation in any court of law having jurisdiction thereof, and the conclusion of the mediation shall be deemed a condition precedent to the commencement of any judicial review of the dispute. The parties hereby agree that in the event of a dispute of the Verification, payments due pursuant to the Note Payable shall be deferred until the conclusion of the mediation in accordance with the terms of this Agreement. The parties agree to enter into mediation in good faith in an attempt to resolve the dispute. In the event the parties fail to resolve the dispute by


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the conclusion of the mediation, they may then resort to judicial review of the dispute in the District Court of Arapahoe County, Colorado.

          (d) If the net result of all adjustments under this Section 1.4 is less than $2,000, no adjustments will be made. No adjustment under this
Section 1.4 shall also be considered a breach of any warranty or representation under Article 2.

     1.5 PAYMENT OF PURCHASE PRICE. The Purchase Price shall be paid as follows:

          (a) $2,400,000 of the Purchase Price plus $500 per day for every day after April 30, 1998, pursuant to Section 1.2 herein shall be paid to the Shareholders in immediately available funds at Closing.

          (b) $600,000 of the Purchase Price shall be paid in the form of a promissory note bearing interest at eight percent (8%) per annum payable in equal monthly payments sufficient to amortize over three (3) years the principal balance of the Note and interest thereon payable in arrears, with all principal and interest being finally due and payable on the first day of the month three (3) years after the date of Closing (such estimate monthly payments are $18,805) (the "Note Payable"). The Note Payable shall be secured by Deeds of Trust and Security Agreements on the real property and fixtures owned by the Company and described in Exhibit 1.5(b-1) attached hereto. A material default under the provisions of the Note Payable shall be considered a default under the terms of this Agreement and shall release the Shareholders from any responsibilities or liabilities with respect to this Agreement set forth herein. The Note Payable will include standard provisions re notice of default with a reasonable time to cure the default. The amount due Shareholders pursuant to the Note Payable shall be subject to permitted offsets described in paragraph 4.7 hereof. The Note Payable, Deed of Trust, and Security Agreement shall be substantially in the form of Exhibits 1.5(b-2), 1.5(b-3), and 1.5(b-4), respectively attached hereto.

     1.6 DISTRIBUTIONS. Between the Effective Date of this transaction and the Closing Date the Company may not pay to its Shareholders or employees any dividends or bonuses without the written permission of the Purchaser, except for standard monthly directors' fees in the amount of $1,650 per director, and standard annual reimbursements for health and disability insurance paid through Closing which shall not exceed $5,000 per director.

                                  ARTICLE 2

                         REPRESENTATIONS AND WARRANTIES
                         OF THE COMPANY AND SHAREHOLDERS

     As an inducement to the Purchaser to enter into this Agreement, the Company and the Shareholders hereby represent and warrant to Purchaser that:

     2.1 DEFINITION OF MATERIAL. For purposes of this Article 2, except for the definition of material contracts in paragraph 2.17, and in those instances where the amount can be computed, material shall be deemed in each instance where it is used to be an amount in excess of $3,000.

     2.2 ORGANIZATION. The Company is a corporation duly organized, validly existing, and in good standing under the laws of Colorado, has all necessary corporate powers to own its properties and to carry on its business as now owned and operated by it, and is duly qualified to do business and is in good standing in each of the states where its business requires qualification.


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     2.3  CAPITAL.  The authorized capital stock of the Company consists of
50,000 shares common stock, $1.00 par value, of which 5,600 shares of common stock are issued and outstanding, and 1,000 shares of preferred stock, none of which is issued and outstanding. All of the issued and outstanding shares of the Company are duly and validly issued, fully paid, and non-assessable.
There are no outstanding subscriptions, options, rights, warrants, debentures, instruments, convertible securities, or other agreements or commitments obligating the Company, or any subsidiary to issue or to transfer from treasury additional shares of its capital stock. Except for the common stock outstanding, there are no other issued and outstanding equity securities of the Company.

     2.4 CORPORATE BOOKS AND RECORDS. The minutes included in the minute books of the Company accurately reflect the actions described therein which have been taken by the Board of Directors, all committees of the Board of Directors and the shareholders of the Company. Complete and accurate copies of all such minute books and of the stock register of the Company have been made available by the Company for inspection by the Purchaser. At the Closing, all of those books and records will be in the possession of the Company.

     2.5 SUBSIDIARIES. The Company does not have any subsidiaries or own any interest in any other enterprise, except as described in Exhibit 2.5 attached hereto.

     2.6 DIRECTORS AND OFFICERS. Exhibit 2.6 to this Agreement, contains the names and titles of all directors and officers of the Company.

     2.7 FINANCIAL STATEMENTS. Exhibit 2.7 to this Agreement, includes true and complete copies of the unaudited financial statements of the Company for the fiscal periods ended April 30, 1997 and 1996, and the eight months ended December 31, 1997, together with all related notes and schedules thereto. Prior to Closing an unaudited balance sheet as of April 30, 1998, shall be delivered to Purchaser and be included as part of Exhibit 2.7 (both sets of financial statements are hereinafter referred to as the "Company Financial Statements"). The balance sheets as of December 31, 1997 and April 30, 1998 included in the Company Financial Statements shall have been prepared in accordance with the accounting principals which have been followed by the Company during the period covered by the Company Financial Statements. The Company Financial Statements are true, accurate and complete, and fairly present the financial position of the Company as of the dates and for the periods mentioned therein.

     2.8 ABSENCE OF CHANGES. Since the December 31, 1997 Financial Statements, there has not been any material change in the business (financial or otherwise), sales levels, inventory levels in relation to sales, general financial condition, assets, operations or prospects of the Company, except for changes in the ordinary course of business, which changes have not individually or in the aggregate been materially adverse. Since December 31, 1997, no dividends or distributions of any kind shall have been or will be accrued to Shareholders, except for standard monthly directors fees in the amount of $1,650 per director, and standard reimbursements for health and disability insurance paid through Closing which shall not exceed $5,000 per director.

     2.9 ABSENCE OF UNDISCLOSED LIABILITIES. As of the Effective Date, the Company did not have any material debt, liability, or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected in the Company Financial Statements.


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     2.10  TAXES.  Within the times and in the manner prescribed by law, the
Company has filed all tax returns required by law and has paid all taxes, assessments and penalties due and payable in accordance with such returns. To the knowledge of the Company and the Shareholders, there are no present disputes as to taxes of any nature payable by the Company. With respect to real and personal property taxes, the Company has paid all such property taxes when due and payable, but does not maintain a provision for such property taxes on an accrual basis.

     2.11 COMPLIANCE WITH LAWS. To the knowledge of the Company and the Shareholders, the Company has complied in all material respects with, and is not in violation of , applicable federal, state, or local statutes, laws or regulations (including without limitation, any applicable building, zoning, or other law, ordinance or regulation) affecting its properties or the operation
of its business.   This subparagraph is not intended to cover environmental
matters which are covered in Subsection 2.27.

     2.12 LITIGATION. Except as set forth in Exhibit 2.12, (1) the Company is not a party to any suit, action, arbitration or legal, administrative or other proceeding, or governmental investigation pending or, to the knowledge of the Company and the Shareholders, threatened against or affecting the Company or its business, assets or financial condition (hereinafter referred to as "Actions"); (2) the Company is not in default with respect to any order, writ, injunction or decree of any federal, state, local or foreign court, department, agency or instrumentality applicable to them; (3) the Company is not engaged in any lawsuits to recover monies due to it. Exhibit 2.12 sets forth an accurate list of all Actions in the past three years including Actions commenced prior thereto which have not yet been resolved, by or against the Company (or by or against any affiliate thereof and relating to the business of the Company) or affecting any of the assets or properties of
the Company or its business.   All government notices of non-compliance or
citations received in the last three years are listed in Exhibit 2.12.

     2.13 AUTHORITY. The Board of Directors of the Company has authorized the execution of this Agreement and the consummation of the transactions contemplated herein, and the Company has full power and authority to execute, deliver and perform this Agreement and this Agreement is a legal, valid and binding obligation of the Company, and is enforceable in accordance with its terms. Each Shareholder represents and warrants to the Purchaser that he has full power and authority to execute, deliver and perform this Agreement and the Agreement is a legal, valid and binding obligation of such Shareholder and is enforceable in accordance with its terms.

     2.14 ABILITY TO CARRY OUT OBLIGATIONS. Other than current banking obligations and the agreement with Amoco as set forth in Exhibit 2.14, to the knowledge of the Company and Shareholders, the execution and delivery of this Agreement by the Company and Shareholders and the performance by the Company and Shareholders of their obligations hereunder will not cause, constitute or conflict with or result in (a) any breach or violation of any of the provisions of or constitute a default under any license, indenture, mortgage, charter, instrument, articles of incorporation, by-laws, or other agreement or instrument to which the Company is a party, or by which it may be bound, nor will any consents or authorizations of any party other than those hereto be required, (b) an event that would permit any party to any agreement or instrument to terminate such agreement or instrument or to accelerate the maturity of any indebtedness or other obligation of the Company, or (c) an event that would result in the creation or imposition of any lien, charge, or encumbrance on any asset of the Company.


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     2.15  VALIDITY OF THE COMPANY SHARES.  Each Shareholder represents and warrants to the Purchaser that the shares of the Company's Common Stock to be delivered by such Shareholder to Purchaser pursuant to this Agreement at Closing will be duly authorized, validly issued, fully paid and non-assessable; and free and clear of all liens, claims and encumbrances.

     2.16 ASSETS. The Company has good and marketable title to all its property and such property is not subject to any monetary liens, claims and/or encumbrances other than disclosed in Exhibit 2.7. Exhibit 2.16 hereto lists all plant property and equipment of the Company and the location of such property with a value of $1,000 or more including all tanks even if the value of such tank is less than $1,000.

     2.17  MATERIAL CONTRACTS.

           (a) The contracts set forth in subparagraph 2.17(a)(i) through 2.17(a)(viii) are considered "Material Contracts" for purposes of this Agreement. Material Contracts shall include written contracts, agreements, and other documents referred to in this subparagraph, and, to the knowledge of the Company and Shareholders, oral contracts or agreements. Exhibit 2.17 lists all Material Contracts. The Company has delivered, or will deliver on or before the execution of this Agreement, to the Purchaser correct and complete copies of all Material Contracts.

                (i) each contract, agreement, invoice, and purchase order for the purchase of inventory, spare parts, other materials or personal property with any supplier or for the furnishing of services to the Company or otherwise related to the business under the terms of which the Company: (A) is likely to pay or otherwise give consideration of more than $10,000 in the aggregate during the twelve month period ending December 31, 1998, (B) is likely to pay or otherwise give consideration of more than $10,000 in the aggregate over the remaining term of such contract, or (C) cannot be canceled by the Company without penalty of $2,000 or more in the aggregate on 30 days' or less notice;

                (ii) each contract, agreement, invoice, and purchase order for the sale of Inventory or other personal property or for the furnishing of services by the Company which: (A) is likely to involve consideration of more than $10,000 in the aggregate during the twelve month period ending December 31, 1998, (B) is likely to involve consideration of more than $10,000 in the aggregate over the remaining term of the contract, or (C) cannot be canceled by the Company without penalty of $2,000 or more in the aggregate on 30 days' or less notice;

                (iii) all broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements to which the Company is a party;

                (iv) all management contracts, employment agreements and contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party and which are not cancelable without penalty or further payment on 30 days' or each contract, agreement, invoice, and purchase order for less notice;

                (v) all contracts and agreements relating to indebtedness of the Company in an amount exceeding $3,000;


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                (vi)  all contracts and agreements that limit the ability of the Company to compete in any line of business or with any person or in any geographic area or during any period of time;

                (vii) all contracts and agreements between or among the Company and any affiliate, officer, director, employee or shareholder of the Company, now in effect; and

                (viii) all other contracts and agreements, whether or not made in the ordinary course of business, which are material to the Company or the conduct of the business.

           (b)  Each Material Contract is valid and binding on the respective
parties thereto and is in full force and effect.   Neither Company nor any
Shareholder has received any actual notice that the Company is in breach of or default under any Material Contract or that any event occurred or failed to occur which, with the giving of notice or passage of time or both, would constitute a breach of or default under any Material Contract.

           (c) No other party to any Material Contract is in breach thereof or default thereunder in any material respect nor has any event occurred or failed to occur which, with the giving of the notice or passage of time or both, would constitute a material breach of or default under any Material Contract by any other party to any Material Contract.

           (d) There is no contract, agreement or other arrangement granting any Person any preferential right to purchase any of the properties or assets of the Company.

     2.18 TRADE NAMES AND RIGHTS. Except for branded product lines marketed by the Company, the Company owns all trademarks, service marks, trade names, and copyrights required in its business, a list of which is attached hereto as Exhibit 2.18. Except for branded product lines marketed by the Company, no other person or entity owns any trademark, trademark registration or application, service mark, trade name, copyright, or copyright registration or application the use of which is necessary or material in connection with the present or contemplated operations of the Company's business.

     2.19 EMPLOYEES. There are, except as disclosed in Exhibit 2.19, no collective bargaining, bonus, profit sharing, severance, indemnification, compensation or other agreements, trusts, funds, plans or arrangements maintained by the Company or any subsidiary of the Company for the benefit of its directors, officers or employees, and there are no employment, consulting, severance or indemnification arrangements, agreements or understandings between the Company or any of its affiliates. Exhibit 2.19 identifies each person whose income from the Company in the fiscal year ended December 31, 1997, or whose income from the Company in the fiscal year begun immediately thereafter, is at a rate exceeding $5,000 per annum. Exhibit 2.19 describes any contractual arrangement for the employment or compensation of each such person whether written or oral. To the knowledge of the Company and Shareholders, the Company is not, and following the Closing will not be, bound by any express contract or agreement to employ directly or as a consultant or otherwise, any individual or entity for any specific period of time or until any specific age except as specified in agreements in writing identified in
Exhibit 2.19. The Company's employee handbook or manual and a complete description of all employee benefits, is included as part of Exhibit 2.19.

     2.20 LABOR MATTERS. To the knowledge of the Company and Shareholders, there are no activities or controversies, including, without limitation, any


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disputes with individuals, labor organizing activities, proceedings preparatory thereto, unfair labor practice complaints, labor strikes, disputes, slowdowns or work stoppages, pending or threatened, between the Company or any of its employees.

     2.21 ACCOUNTS RECEIVABLE. All accounts receivable of the Company and including those created between the date of the Financial Statements and the Closing, whether or not reflected in the Company Financial Statements, represent transactions in the ordinary course of business. Exhibit 2.21 specifically identifies all receivables and aging breakdowns of the Company as of April 30, 1998. See provisions of Section 9.1 hereof.

     2.22 INVENTORIES. All inventories of the Company as of the Closing Date are of a quality and quantity usable and salable in the ordinary course of business and comply in all material respects with applicable standards and regulations of governmental authorities. A complete list of the inventories of the Company as of April 30, 1998, is attached hereto as Exhibit 2.22. The estimated age of all grease and oil inventory is included in Exhibit 2.22. Items included in such inventories are carried on the books of the Company, and are valued on the Financial Statements on the basis of average cost.

     2.23 ACCOUNTS PAYABLE. The accounts payable reflected on the December 31 Financials will reflect all material amounts owed by the Company in respect of trade accounts due and other payables. Exhibit 2.23 specifically identifies all such payables as of April 30, 1998.

     2.24  INSURANCE.   The Company has insurance policies in full force and
effect as listed in Exhibit 2.24. Except as disclosed in Exhibit 2.24, the Company has not within the past three (3) years received any notice of cancellation of any insurance agreement or any notice of nonrenewal or of uninsurability or any notice or other communication regarding any unusual or extraordinary risk posed by any aspect of the business of the Company. The Company shall provide Purchaser all insurance policies and all copies of claims made under existing policies.

     2.25 TITLE TO AND UTILIZATION OF PROPERTIES. Exhibit 2.25 attached hereto lists all of the Company owned and leased properties. The Company owns fee simple title to all real property owned by it and has the right to use the same in the manner it is currently being used, and is not aware of any claim, notice or threat to the effect that its right to own and use such property is subject in any way to any challenge, claim, assertion of rights, proceedings toward condemnation or confiscation in whole or in part, or is otherwise subject to challenge contrary to the interests of the Company. No rights of first refusal encumber such Company owned Properties. The Company has valid leases on its leased properties and the expiration date of such leases are disclosed on Exhibit 2.25.

     2.26 FACILITIES. To the knowledge of the Company and Shareholders, the Company facilities are (as to physical plant and structure) structurally sound and none of its facilities, nor any of the vehicles or other equipment used by the Company in connection with its business, has any material defects and all of them are in all material respects in good operating condition and repair, ordinary wear and tear excepted. To the knowledge of the Company and Shareholders, none of such plants, structures, or equipment is in need of maintenance and repairs except ordinary routine maintenance and repairs. Subject to the knowledge requirement in the preceding two sentences, all buildings, vehicles and equipment are being transferred on an "as is, where is" basis. Except for the underground storage tanks described in Exhibit


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2.27(b), all of the Company's facilities materially comply with all laws and government regulations.

     2.27  ENVIRONMENTAL AND OTHER PERMITS AND LICENSES; RELATED MATTERS.

           (a) The Company, to its knowledge, and to the knowledge of the Shareholders currently holds all the health, safety and other permits, licenses, authorizations, certificates, exemptions and approvals of governmental authorities (collectively, "PERMITS"), including, without limitation, environmental permits, necessary for the current use, occupancy and operation of each asset and property of the Company and the conduct of its business, and all such permits and environmental permits are in full force and effect. Neither the Company nor any of the Shareholders has received any notice from any governmental authority revoking, canceling, rescinding, materially modifying or refusing to renew any permit or environmental permit or providing written notice of violations under any environmental law which have not been resolved. The Company, to its knowledge, is in material compliance with the permits and all applicable Environmental Laws. Exhibit 2.27(a) identifies all permits that will require the consent of any governmental authority to consummate the transactions contemplated by this Agreement.

           (b) Except as described in Exhibit 2.27(b), to the Company's knowledge and to the knowledge of the Shareholders, all equipment owned or used by the Company, including, but not limited to above ground storage tanks, underground storage tanks, and piping associated with such tanks, is in substantial compliance with all applicable Permits and Environmental Laws including the Federal and State 1998 underground storage tank requirements and can be operated in the ordinary course of business in substantial compliance with all applicable Permits and Environmental Laws.

           (c) The Company, to its knowledge and to the knowledge of its Shareholders, has, except as disclosed in Exhibit 2.27(c): (i) not generated, used, treated, handled or stored on, or transported to or from, or released on any Company owned or leased real property, any Hazardous Materials (other than Hazardous Materials handled, stored or transported in the normal course of business), and the Company and its Shareholders are unaware of any such generation, use, treatment, handling, storage, transportation, or release by any other person or entity, including but not limited to any predecessor in interest; (ii) reported all known Releases of Hazardous Material in accordance with Environmental Laws; (iii) not Released any Hazardous Materials which must be Remediated under applicable Environmental Law (including, but not limited to, any Release which results in the presence of Hazardous Materials in the environment in quantities or amounts that exceed Remediation action levels specified by regulation or by governmental policy or guideline) or that any person or entity or governmental authority has requested or required to be remediated; (iv) disposed of all wastes, including those containing Hazardous Materials, in material compliance with all applicable Environmental Laws and environmental permits; (v) no past, pending or threatened Environmental claims against it or any of its assets or properties; (vi) not transported or arranged for the transportation of any Hazardous Materials to any location that was not at the time of shipping, if then required by law, a properly permitted and licensed Hazardous Material facility or any location that was listed or proposed for listing on the National Priorities List under CERCLA or on the CERCLIS or any analogous state list or which was the subject of any environmental claim; and (vii) not conducted, nor is it or any governmental authority conducting any remediation on or related to the owned real property, the leased real property or the business of the Company.

           (d) Exhibit 2.27(d) sets forth the contents or to the Company's knowledge and to the knowledge of its Shareholders the former contents of any storage tanks located on the premises owned or operated by the Company.
Except as set forth in Exhibit 2.27(d), and to the knowledge of the Company and to the knowledge of its Shareholders, it has not owned or operated any underground storage tanks as defined in the Resource Conservation and Recovery Act ("RCRA"). Except as set forth in Exhibit 2.27(d), to the knowledge of the Company and the Shareholders, all tanks and pipes pertinent thereto are presently and have been in the past in good condition and tight.

           (e) To the knowledge of the Company and to the knowledge of its Shareholders, there are no wastes, drums or containers disposed of or buried on, in or under the ground or any surface waters located on the premises currently or previously owned or operated by the Company. Neither the Company nor any third parties, to the Company's knowledge and to the knowledge of its Shareholders, have disposed of or buried any wastes, drums or containers on, in or under the ground or any surface waters located on the premises owned or operated by the Company. Neither the Company nor any party acting on behalf of the Company, to the Company's knowledge and to the knowledge of its Shareholders, disposed of or buried, or arranged to dispose of or bury, any waste, drums or containers in or on the premises of a third party other than those pursuant to and in compliance with RCRA.

           (f) Certain capitalized terms used in this Section 2.27 are defined as follows:

                Hazardous Materials - means (a) oil, petroleum and petroleum products, radioactive materials, in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain polychlorinated biphenyls, and radon gas, (b) any other chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "contaminants" or "pollutants," or words of similar import, under any applicable Environmental Law, and (c) any other chemical, material or substance regulated because of its hazardous or toxic nature and exposure to which is regulated by any governmental authority with jurisdiction over the Company's assets.

                Environmental Laws - means any law including but not limited to any applicable federal, state, local, law, ordinance, regulation or rule now in effect and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety or Hazardous Materials, including, without limitation, CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C. S.S. 6901 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. S.S. 6901 et seq.; the Clean Water Act, 33 U.S.C. S.S. 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. S.S. 2601 et seq.; the Clean Air Act, 42 U.S.C. S.S. 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. S.S. 300f et seq.; the Atomic Energy Act, 42 U.S.C. S.S. 2011 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. S.S. 136 et seq.; and the Federal Food, Drug and Cosmetic Act, 21 U.S.C. S.S. 301 et seq. and the state or local equivalents of these laws.

                Release - means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing and the like into or upon any land, water or air or otherwise entering into the environment.

     2.28 CUSTOMERS AND SUPPLIERS. Exhibit 2.28 lists all major customers and suppliers which are material to the financial condition or operations of the Company. Since December 31, 1997 and except as disclosed in Exhibit 2.28 there has been no adverse change in the business relationship of the Company with any such customer or supplier. It is understood and agreed that "material" customers and suppliers provided for in this Section are defined as customers purchasing product from the Company in excess of $60,000 per year, and suppliers providing supplies and merchandise to the Company in the amount of $40,000 per year.

     2.29  BANK ACCOUNTS.  Exhibit 2.29 sets forth  the names and locations
of  all  banks,   trust  companies,   savings  and  loan associations and
other financial institutions at which the Company maintains current accounts of any nature and the names of all persons authorized to draw thereon or make withdrawals therefrom.

     2.30 OTHER INFORMATION. None of the information and documents which have been furnished or made available by the Company or any of its representatives to Purchaser or any of its representatives in connection with the transactions contemplated by this Agreement is, to the Company's knowledge and to the knowledge of its Shareholders, materially false or misleading or contains any material misstatement of fact or omits any material fact necessary to be stated in order to make the statements and information therein not misleading.

     2.31  LIMITATION OF LIABILITY.   Except for any claims made because of a
breach of the warranties and representations of Shareholders and/or the Company set forth in Sections 2.2, 2.3, 2.5, 2.6, 2.13 and 2.15, which shall have no limitations, any other claim for a breach of the warranties and representations contained in Articles 2 or 5 are payable only if the claims, in the aggregate, exceed Twenty Thousand Dollars ($20,000), and the maximum liability of the Shareholders shall not exceed Four Hundred Thousand Dollars ($400,000), in the aggregate. Once one or more of the Shareholders have paid claims aggregating $400,000, no Shareholder and their respective successors and assigns shall have any liability to Purchaser, Meteor or to other successors or assigns of any of them arising out of or relating to a breach of any warranty or representation contained in Articles 2 or 5. Any payments made by the Shareholders for environmental or regulatory costs pursuant to
Section 4.8(b)(ii) shall be credited against the $400,000 aggregate in the preceding sentence. Any claim for a breach of the warranties and representations contained in Articles 2 or 5 shall be brought within the time limitation set forth in Section 10.14 hereof.

     2.32 SHARE OWNERSHIP. Exhibit 2.32 hereto sets forth the names of the persons who hold all of the Company's outstanding Common Stock and number of shares owned by each Shareholder.

                                   ARTICLE 3

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

     As an inducement to the Company and the Shareholders to enter into this Agreement, the Purchaser represents and warrants to the Company and Shareholders that:

     3.1 ORGANIZATION. Purchaser is a corporation duly organized, validly existing, and in good standing under the law of Colorado, has all necessary corporate powers to own properties and to carry on its business as now owned and operated by it, and is duly qualified to do business and is in good standing in each of the states were its business requires qualification.

     3.2 CAPITAL. As of the date of this Agreement, the authorized capital stock of Purchaser consists of 10,000,000 shares of $.001 par value Common Stock of which 1,000 shares of Common Stock are currently issued and outstanding, and 5,000,000 shares of preferred stock $.001 par value, are authorized and none are currently outstanding. All of the issued and outstanding shares of Purchaser are duly and validly issued, fully paid and non-assessable.

     3.3 AUTHORITY. The Board of Directors of Purchaser and Meteor have authorized the execution of this agreement and the transactions contemplated herein, and Purchaser has full power and authority to execute, deliver and perform this Agreement and this Agreement is the legal, valid and binding obligation of Purchaser, and is enforceable in accordance with its terms and conditions.

     3.4 ABILITY TO CARRY OUT OBLIGATIONS. The execution and delivery of this Agreement by Purchaser and the performance by Purchaser of its obligations hereunder will not cause, constitute, or conflict with or result in (a) any breach or violation of any of the provisions of or constitute a default under any license, indenture, mortgage, charter, instrument, certificate of incorporation, bylaw, or other agreement or instrument to which Purchaser is a party, or by which it may be bound, nor will any consents or authorizations of any party other than those hereto be required,
(b) an event that would permit any party to any agreement or instrument to terminate it or to accelerate the maturity of any indebtedness or other obligation or Purchaser, or (c) an event that would result in the creation or imposition of any lien, charge, or encumbrance on any asset of Purchaser.

     3.5 DIRECTORS AND OFFICERS. Exhibit 3.5 of this Agreement contains the names and titles of all directors and officers of Purchaser.

     3.6 INVESTMENT INTENT. Purchaser is purchasing the Common Stock for its own account for investment purposes and not with a view to public
distribution.   Purchaser has  the  capacity  to  evaluate  the merits and risks of the acquisition of the Common Stock and understands that the Common Stock is subject to resale restrictions under various state and federal securities laws.

                                  ARTICLE 4

                                  COVENANTS

     4.1 INVESTIGATIVE RIGHTS. From the Effective Date of this transaction until the Closing Date, the Company shall provide to Purchaser, and its counsel, accountants, auditors, and other authorized representatives, reasonable access to all of the Company's properties, books, contracts, commitments, and records for the purpose of examining the same. The Company shall furnish Purchaser with all information concerning its affairs as
Purchaser may reasonably request.   Without in any manner reducing or
otherwise mitigating the representations contained herein, Purchaser and/or its representatives shall have the opportunity to meet with accountants and attorneys to discuss the financial condition of the Company. If the transaction contemplated hereby is not completed, all documents received by Purchaser and/or its attorneys and accountants shall be returned to the Company upon request.

     4.2 CONDUCT OF BUSINESS. Except as set forth on Exhibit 4.2, from the Effective Date, the Company and the Shareholders covenant that they: (1) shall conduct the Company's business in the normal course, and shall not sell, pledge, or assign any assets, without the prior written approval of Purchaser, except for the sale of inventory and tanks in the regular course of business and at market value; (2) shall not amend the Company's Articles of Incorporation or Bylaws, declare dividends, redeem or sell stock or other securities, incur additional or newly-funded liabilities, acquire or dispose of fixed assets, change employment terms, enter into any material or long-term contract, guarantee obligations of any third party, settle or discharge any balance sheet receivable for less amount, or enter into any other transactions other than in the regular course of business; or (3) shall not agree or commit to do or authorize any of the foregoing, unless such action complies with the terms of this Agreement. Prior to Closing, the Shareholders shall be entitled to withdraw their investment account balances from the Company.

     4.3 INDEMNIFICATION OF THE COMPANY AND SHAREHOLDERS. Purchaser shall be liable for and shall indemnify, defend and hold the Company, its officers and directors and the Shareholders harmless against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties, and reasonable attorney fees, that they shall incur or suffer, which result from or relate to any activities of the Company or Purchaser subsequent to the Closing Date or which result from or relate to any breach of, or failure by Purchaser to perform any of its representations, warranties, covenants or agreements in this Agreement or in any schedule, certificate, exhibit or other instrument furnished or to be furnished by Purchaser under this Agreement.

     4.4  INDEMNIFICATION OF PURCHASER.  Subject to the provisions of Sections
2.31 and 4.7, the Shareholders shall be jointly and severally liable for and shall agree to indemnify, defend and hold Purchaser, its officers and directors harmless against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties, and reasonable attorney fees, that they shall incur or suffer, which result from or relate to any breach of, or failure by the Company or Shareholders to perform any of their respective representations, warranties, covenants and agreements in this Agreement or in any exhibit, schedule, certificate or other instrument furnished or to be furnished by the Company or Shareholders under this Agreement.

     4.5 CONSULTING SERVICES. The Shareholders shall make themselves available to Purchaser, at reasonable times, to provide advice and information for one year without charge. Mr. Gordley agrees to provide additional consulting services to the Company or Purchaser on an as needed basis for a two-year period after the Closing Date on an hourly basis at a rate of $50 per hour.

     4.6 ACCOUNTS PAYABLE AND PERSONAL GUARANTEES. With regard to all accounts payable as of the Closing Date, Purchaser will cause such amounts to be paid according to the payment plan and/or requirements of the creditor, without extension, delinquency or other material deviation from the payment term and plan. Purchaser understands and agrees that it is the intention of Shareholders to withdraw all personal guarantees relating to the Company.

     4.7 ENVIRONMENTAL, REGULATORY AND TRANSACTION EXPENSE SHARING BY THE PARTIES HERETO.

           LIMITATION OF CERTAIN LIABILITIES AND COST SHARING.
Notwithstanding any other provision of this Agreement to the contrary, the terms and provisions of this Section 4.7 shall govern irrespective of any conflict herewith by any other provision of this Agreement.

           (a) Shareholders and Purchaser hereby agree to share equally certain transaction costs related to this transaction as set forth below up to the limits described below. Beyond those limits, each party shall pay their own costs relating to such transaction costs incurred by them.

           DESCRIPTION OF TRANSACTION COST                   LIMIT

           Purchaser's Legal Fees                         $10,000.00
           Shareholders' Legal Fees                       $15,000.00
           Purchaser's Verification Fees                  $15,000.00
           Purchaser's General Due Diligence
             (limited to outside consultants and out-of-
             pocket expenses)                             $10,000.00
           Purchaser's Environmental Due Diligence
           Expenses of outside consultants                $25,000.00

           (b) Shareholders and Purchaser hereby agree, subject to the limitations set forth in Section 10.14, to share equally costs which may be incurred by the Company after Closing for (i) upgrading the storage tanks, whether above ground or underground, as described in Exhibit 2.27(b), and (ii) remediation costs, if any, incurred by the Company after Closing related to environmental contamination of any of the sites at which the Company conducts operations utilizing the tanks described in Exhibit 2.27(d) (the "Remediation Properties") which occurred prior to the date of Closing which are not paid by the State of Colorado Corrective Action Fund subject to the limits described below. Excluded from the provisions of this subparagraph shall be any contamination which occurred at said site after the Closing. Costs incurred by the Company beyond those limits shall be paid for by the Company without contribution or liability of the Shareholders.

           DESCRIPTION OF ENVIRONMENTAL
             AND REGULATORY COSTS                             LIMIT

      (i)  Tank replacements and Remodels (see
            description in Exhibit 4.7)                    $200,000.00
      (ii) Remediation costs (including reasonable
             costs of pursuing reimbursement from the
             Colorado Corrective Action Fund) on the
             Remediation Properties relating to con-
             tamination which  occurred prior to the
             Closing Date which are not paid by the State
             of Colorado Corrective Action Fund (due to
             no fault of  Purchaser)                       $350,000.00

           (c) Prior to Purchaser or the Company making a claim against the Shareholders for remediation costs to the limit described above, the Company shall reasonably exhaust remedies for payment or reimbursement for such costs from the State of Colorado Corrective Action Fund to a final administrative denial; provided, however, the Shareholders agree to pay or have set off against the Note Payable their share of the deductible amount of the remediation costs under the Corrective Action Fund actually incurred by the Purchaser and/or the Company on a per site basis.

           (d) To the extent the Purchaser and/or Company believes it has a claim against the Shareholders for any costs or expenses under the provisions of this Section 4.7, Purchaser shall submit such claim to the Shareholders in writing, substantiated by such documentary evidence as is the basis for such claim, and the Shareholders shall have ten (10) business days in which to agree and make payment of such claim, or provide written notice to Purchaser of the Shareholders' dispute of such claim. If the Shareholders dispute such claim, the Shareholders and Purchaser shall follow the mediation procedure outlined in Section 1.4(c) of this Agreement. Purchaser shall have the right to set off against amounts due the Shareholders under the Note Payable the amounts Shareholders acknowledge are due from them to Purchaser under the provisions of this Section 4.7 or the Accounts Receivable Guarantee pursuant to Section 9.1 hereof or to the extent disputed by Shareholders, such amount as is finally determined by a court of competent jurisdiction to be the liability of Shareholders hereunder. If Shareholders dispute a Purchaser's claim of set off, pending a final determination as to the amount of the Purchaser's set off against the Note Payable, Purchaser may defer payments on the Note Payable up to the amount of Purchaser's claim.

     4.8 SHAREHOLDERS' COOPERATION AFTER THE CLOSING; FURTHER ACTION. At any time and from time to time after the Closing, the Shareholders shall execute and deliver to the Purchaser such other instruments and take such other actions as the Purchaser may reasonably request more effectively to vest title to the Shares in the Purchaser and, to the full extent permitted by law, to put the Purchaser in actual possession and operating control of the Company and its assets, properties and the business consistent with the provisions of this Agreement, provided such actions do not cause the Shareholders to incur additional material liabilities. Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable laws, and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and to consummate and make effective the transactions contemplated hereby. The Company and the Shareholders will provide such information (including financial information) as is reasonably required by Purchaser for any Report on Form 8-K to be filed by Purchaser with the Securities and Exchange Commission in connection with this transaction.

     4.9  CONFIDENTIALITY.

           (a) Each of the Shareholders covenants and agrees to, and will cause his respective affiliates, trustees, beneficiaries, employees and agents to: (i) treat and hold as confidential (and not disclose or provide access to any person to) all information relating to trade secrets, processes, price lists, customer lists, raw materials, supplier lists, pricing and marketing plans, policies and strategies, operations methods, and any other intellectual property rights or other confidential information with respect to the business or the Company; (ii) in the event that such Shareholder or any of his affiliates, trustees, beneficiaries, employees or agents become legally compelled to disclose any information, provide the Purchaser with prompt written notice of such requirement so that the Purchaser may seek a protective order or other remedy or waive compliance with this Section 4.9; and (iii) promptly furnish (prior to or at the Closing) to the Purchaser any and all copies (in whatever form or medium) of all such confidential information then in the possession of such Shareholder or any of his respective affiliates, trustees, beneficiaries, employees and agents and destroy any and all additional copies then in his possession of such information and of analyses, compilations, studies or other documents prepared, in whole or in part, on the basis thereof; PROVIDED, HOWEVER, that this sentence shall not apply to any information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement by such Shareholder or his affiliates, trustees, beneficiaries, employees or agents.

           (b) All information furnished by any Shareholder or the Company to the Purchaser pursuant to this Agreement shall be treated as the property of such Shareholder or the Company until the Closing Date and shall be kept confidential by the Purchaser until the Closing Date. If the Closing does not occur, the Purchaser shall return to the Shareholders or the Company all documents and other materials containing, reflecting or referring to such information, shall keep confidential all such information, and shall not use such information for any competitive purpose. The Purchaser's obligation to keep such information confidential and to not use such information shall continue indefinitely from the date the transactions contemplated by this Agreement are abandoned and shall extend to the directors, officers, employees and agents of the Purchaser. The Purchaser shall take all necessary action to inform such persons of the obligation of confidentiality set forth in this
Section 4.9(b). The obligation to keep such information confidential shall not apply to any information which the Purchaser can demonstrate (i) was already in its possession prior to the disclosure thereof by any Shareholder or the Company to the Purchaser, (ii) was then available to the public, (iii) became known to the public through no fault of the Purchaser or any of its directors, officers, employees or agents, or (iv) was disclosed to the Purchaser by a third party unaffiliated with the Purchaser who, to the knowledge of the Purchaser, was not bound by an obligation of confidentiality to the Shareholders or the Company, nor shall the obligation to keep such information confidential apply to disclosures required to be made in accordance with any law.

           (c) Each of the Shareholders agrees and acknowledges that remedies at law for any breach of his obligations under Section 4.9(a) hereof are inadequate and that in addition thereto the Purchaser and/or the Company shall be entitled to seek equitable relief, including injunctive relief and specific performance, in the event of any such breach, without the necessity of demonstrating the inadequacy of monetary damages. The Purchaser agrees and acknowledges that remedies at law for any breach of its obligations under
Section 4.9(b) hereof is inadequate and that in addition thereto the Company and/or the Shareholders shall be entitled to seek equitable relief, including injunctive relief and specific performance, in the event of any such breach, without the necessity of demonstrating the inadequacy of monetary damages.

     4.10 PRESERVATION OF ASSETS AND RELATIONSHIPS. After the date hereof and through the Closing, the Company shall use its best efforts to preserve intact the assets and properties of the Company and to keep available the services of its officers and employees and maintain good relationships with suppliers, customers and others having business relationships with the Company.

     4.11 TRANSFER OF SHARES. Each of the Shareholders agrees that after the date hereof and through the Closing, without the Purchaser's consent, such Shareholder will not sell, transfer, mortgage, pledge or otherwise dispose of or encumber all or any part of the Common Stock.

     4.12 AGREEMENT TO VOTE. Each of the Shareholders agrees to vote or cause to be voted his Common Stock in favor of the transactions contemplated by this Agreement and against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company or the Shareholders under this Agreement.

     4.13 REPRESENTATIONS AND WARRANTIES. Through the Closing Date, each of the parties shall refrain from taking any action which would render any of its representations or warranties in this Agreement inaccurate as of the Closing Date.

     4.14  COVENANT NOT TO COMPETE.

           (a) Each Shareholder acknowledges and agrees that he possesses information unique and proprietary to the Company and that Purchaser would not be willing to enter into this Agreement if such Shareholder, after the Closing Date, could compete with the Company or Purchaser because such competition by such Shareholder would severely injure the Company or Purchaser no matter where in the geographic areas listed below such competition occurred. Accordingly and in consideration for $100 of the Purchase Price (or $25 per Shareholder) and the mutual covenants and agreements contained herein, each Shareholder agrees that for a period of five (5) years from the Closing Date, such Shareholder shall not directly or indirectly, whether as an owner, stockholder, partner, employee, independent contractor, or otherwise, compete with the Company or Purchaser or any affiliate of the Company or Purchaser in the bulk distribution or retail sale of liquid petroleum fuels anywhere within the trade areas of the Company, Purchaser or Meteor existing as of the Date of Closing in the States of New Mexico, Colorado, and Wyoming. The period, the geographical area and the scope of the restrictions on Shareholders' activities are divisible so that if any provision of the restriction is invalid, that provision shall automatically be modified to the extent necessary to make it valid. The provisions of this Section 4.14 shall be in addition to any other similar agreements entered into by the Company and certain individual Shareholders and shall not serve to supplant or reduce the effect of such other agreements. The parties hereto agree and acknowledge that many of the rights conveyed by this Section 4.14 are of a unique and special nature and that the Company and Purchaser will not have an adequate remedy at law in the event of failure of Shareholders to abide by its terms and conditions, nor will money damages adequately compensate for such injury. It, therefore, is agreed between the parties that in the event of breach by a Shareholder of Shareholders' agreements contained in this Section 4.14, the Company and Purchaser shall have the rights against the offending Shareholder, among other rights, to damages sustained thereby and to an injunction to restrain such Shareholder from the prohibited acts. Nothing herein contained shall in any way limit or exclude any and all other rights granted by law or equity to the Company or Purchaser.

           (b) Nothing in this Section 4.14 shall be construed to prevent each Shareholder from owning, as a passive investment, up to the five percent (5%) of the debt or equity securities of any company whether privately-held or publicly-traded, which may be considered competitive with the Company or the Purchaser, so long as a Shareholder does not act as a consultant, advisor, officer, director, or employee of such company.

     4.15 COVENANT TO MAINTAIN TRI-VALLEY GAS CO. ENTITY. Purchaser agrees to maintain as a separate corporation, Tri-Valley Gas Co., for a period of two years from the Closing, and to maintain adequate and customary levels of insurance during this period.

     4.16 DUE DILIGENCE. If, prior to Closing, Purchaser discovers any facts that make any of the representations or warranties of the Company or the Shareholders materially inaccurate, Purchaser shall notify the Shareholders of such facts prior to Closing.

                                   ARTICLE 5

                                  TAX MATTERS

     5.1 COOPERATION AND EXCHANGE OF INFORMATION. The Company, the Shareholders and the Purchaser will provide each other with such cooperation and information as any of them reasonably may request of the other in filing any Tax (as defined in Section 5.6) return determining a liability for Taxes or a right to a refund of Taxes, or participating in or conducting any audit or other proceeding in respect of Taxes.

     5.2 CONVEYANCE TAXES. The Shareholders shall be liable for, and the Shareholders covenant and agree that they shall hold the Purchaser harmless against, any transfer or conveyance Taxes which become payable in connection with the transactions contemplated by this Agreement.

     5.3  INDEMNIFICATION.

           (a) The Shareholders shall be liable for and shall indemnify, defend and hold harmless the Purchaser, the Company and any successors thereto from and against all Taxes imposed on the Shareholders or the Company with respect to the Company for (i) all years or periods of the Company ending on or prior to April 30, 1997, and (ii) from and against any gain recognized by the Shareholders or the Company upon or as a result of the transactions contemplated by this Agreement.

           (b) The Purchaser shall be liable for and shall indemnify, defend and hold harmless the Shareholders from and against all Taxes for: (i) all years or periods of the Company commencing after April 30, 1997, and (ii) taxes occasioned by an election, if any, made by Purchaser pursuant to Section 338 of the Internal Revenue Code or any analogous provision of state or local law.

     5.4  RETURNS.

           (a) The Company shall prepare and timely file any income and franchise Tax reports and returns for any period which ends on or prior to the Effective Date and which are required to be filed before the Closing. All such returns and reports shall be prepared using Tax accounting methods and principles, including depreciation methods and other accounting methods which may be elected or adopted annually, which are consistent with those used in the returns and reports of the filing party for preceding Tax periods, unless a different treatment is required by law. In preparing such returns and reports, neither the Shareholders nor the Company shall make any election with respect to the computation of any item of income, deduction or credit of the Company inconsistent with the preparation of prior years Tax returns. The Company shall deliver to the Purchaser a complete and accurate copy of each return and report prepared by it pursuant to this paragraph, and make available to the Purchaser copies of the permanent financial records (including tax workpapers) with respect to the Company used to prepare such return or report upon request by Purchaser any time prior to Closing.

           (b) The Purchaser or the Company shall timely prepare and file all other required Tax returns and reports for the Company which include any period on or prior to the Effective Date and are due after the Closing Date. The Shareholders shall not challenge and agree to be bound by any returns and reports prepared and filed by the Purchaser or the Company pursuant to the provisions of this paragraph (b), provided that such returns and reports are prepared and filed on a basis substantially consistent with prior years.

           (c) The Shareholders shall promptly provide to the Purchaser after the date hereof a true and complete copy of any amendment or adjustment to a return or report of Taxes or other document filed with or issued by a Tax authority after the Effective Date to the extent that such amendment or adjustment affects the Purchaser's or the Company's liability for Taxes hereunder.

     5.5 DEFINITION OF TAX. The capitalized term Tax as used in this Article 5 is defined as follows:

     TAX or TAXES means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, minimum, alternative minimum, estimated, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs' duties, tariffs, and similar charges. Specifically excluded from the foregoing definition of tax or taxes shall be real and personal property taxes.

                                   ARTICLE 6

                   CONDITIONS PRECEDENT TO PURCHASER'S PERFORMANCE

     6.1 CONDITIONS. Purchaser's obligations hereunder shall be subject to the satisfaction, at or before the Closing, of all the conditions set forth in this Article 6. Purchaser may waive any or all of these conditions in whole or in part without prior notice; so long as such waiver is in writing; and provided, however, that no such waiver of a condition shall constitute a waiver by Purchaser of any other condition or any of Purchaser's other rights or remedies, at law or in equity, if the Company and Shareholders shall be in default of any of their representations, warranties, or covenants under this Agreement.

     6.2 ACCURACY OF REPRESENTATIONS. Except as otherwise permitted by this Agreement, all representations and warranties by the Company and Shareholders in this Agreement or in any written statement that shall be delivered to Purchaser by the Company under this Agreement shall be true and accurate in all material respects when made and on and as of the Closing Date with the same force and affect as if made at the Closing.

     6.3 PERFORMANCE. Purchaser shall be reasonably satisfied that the Company and Shareholders shall have performed, satisfied, and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it, on or before the Closing Date.

     6.4 ABSENCE OF LITIGATION. No action, suit, or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement or to its consummation, shall have been instituted or threatened against any party hereto on or before the Closing Date.

     6.5 ACCEPTANCE BY SHAREHOLDERS. The holders of not less than 100% of the issued and outstanding shares of Common Stock of the Company have

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
agreed to sell and deliver their shares to Purchaser in accordance with this Agreement.

     6.6 DIRECTORS OF THE COMPANY. Effective on the Closing Date all members of the Board of Directors shall have submitted their resignations to take effect on the Closing Date.

     6.7  FINANCIAL CONDITIONS.  Prior to Closing, the Company shall provide
to Purchaser unaudited financial statements dated April 30, 1998.   There
shall be no material reduction in shareholders' equity from December 31, 1997 through Closing. At April 30, 1998, the assets of the Company shall include all assets listed in the attached Exhibits 2.16, 2.18, 2.21 and 2.22. On the Closing Date: (1) the Company's plant property and equipment before depreciation shall not be less than $3,200,000; (2) the Company's total liabilities including but not limited to accounts payable accrued expenses, taxes payable, capital leases and notes payable of the Company shall not exceed the value of its cash, accounts receivable and inventory by more than $450,000; and (3) no assets of the Company will be encumbered other than by
notes payable shown on the Company's Financial Statements.   The provisions of
this Section 6.7 are conditions precedent to the Closing and do not effect an adjustment to the Purchase Price as do the provisions of Article 1.

     6.8 TAX RETURNS. With respect to any federal and state tax returns which are due for the Company for the fiscal year ended April 30, 1998, and any subsequent periods through the Closing, the Company will have its accountant prepare the returns, a Company officer will sign the returns, and the Purchaser will pay the costs of preparing the returns.

     6.9 LEGAL OPINION. The Company shall deliver the opinion of its counsel dated the Closing Date, in form and substance satisfactory to counsel for Purchaser, to the effect that:

           (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado.

           (b) The Company's authorized and issued capital stock is as set forth in paragraph 2.3 hereof.

           (c) The execution and consummation of this Agreement have been duly authorized and approved by the Company's Board of Directors and consummation of this Agreement will not constitute or result in any breach or default of the character described in paragraph 2.14 hereof of which counsel has knowledge without duty of inquiry other than to the Shareholders.

           (d) The shares of Common Stock to be purchased by Purchaser pursuant to this Agreement are duly and validly authorized and issued, and are fully paid and nonassessable.

     6.10 CLOSING DOCUMENTS. The Company and the Shareholders shall be prepared to deliver the closing documents set forth in Article 8 of this Agreement.

     6.11 PURCHASER'S BOARD APPROVAL. On or prior to the execution of this Agreement, the Board of Directors of the Purchaser and Meteor shall have authorized the execution and delivery of this Agreement and the other agreements, documents and instruments referenced herein, and the consummation of the transactions contemplated hereby and thereby.

     6.12 DUE DILIGENCE. The Purchaser shall be satisfied in its discretion with the results of its due diligence investigation of the Company. Five days prior to Closing, the Purchaser will acknowledge whether or not it is satisfied with the results of its due diligence investigation.

     6.13 RIGHTS OF FIRST REFUSAL. Except for Amoco's right of first refusal, all rights of first refusal held by any person or entity relating to the Company or the business or any of the assets or properties of the Company or the business shall have been waived (with each such waiver to be in form and substance satisfactory to the Purchaser in its reasonable discretion) or shall have expired without exercise. The Company shall have provided notice to Amoco of the execution of this Agreement together with the allocation by Purchaser of the portion of the Purchase Price attributable to the properties subject to Amoco's right of first refusal as set forth in Exhibit 6.13 hereto.

     6.14 OFFICER'S CERTIFICATE. The Company shall have delivered to Purchaser a certificate, dated the Closing Date, and signed by the President of the Company, certifying that each of the conditions specified in Section 6.2, 6.4, 6.5, 6.6, 6.7, 6.9 and 6.13 hereof have been fulfilled.

     6.15 CONSENT OF FIRST NATIONAL BANK OF STRASBURG. The Company, Shareholders and Purchaser acknowledge that the consent of the First National Bank of Strasburg ("Bank") is required to this transaction. As a condition precedent to Closing, the Purchaser and Shareholders shall be responsible to negotiate with the Bank in good faith to obtain the consent of the Bank to this transaction upon terms and conditions acceptable to the Shareholders and Purchaser. Purchaser and Meteor will provide such detailed information concerning them as is reasonably requested by the Bank to allow it to consider providing the required consent to this transaction. If mutually acceptable consent is obtained wherein the Shareholders are not fully released from their existing guarantees with the Bank, the Company, Purchaser and Shareholders agree to execute such amendments to the Bank's loan documents as may be necessary to cause a maturity date of such loan to be ninety (90) days following the Date of Closing. The condition contained in this paragraph shall be considered a mutual condition of the Shareholders and Purchaser and to the extent that the Bank's consent is not obtained on terms acceptable to Shareholders, Purchaser and the Company, then either the Shareholders or Purchaser may terminate this Agreement for failure of this condition.

                                  ARTICLE 7

                      CONDITIONS PRECEDENT TO THE COMPANY'S
                          AND SHAREHOLDERS' PERFORMANCE

     7.1 CONDITIONS. The Company's and Shareholders' obligations hereunder shall be subject to the satisfaction, at or before the Closing, of all the conditions set forth in this Article 7. The Company and Shareholders may waive any or all of these conditions in whole or in part without prior notice; so long as such waiver is in writing; and provided, however, that no such waiver of a condition shall constitute a waiver by the Company and Shareholders of any other condition of or any of the Company's or Shareholders' rights or remedies, at law or in equity, if Purchaser shall be in default of any of its representations, warranties, or covenants under this Agreement.

     7.2 ACCURACY OF REPRESENTATIONS. Except as otherwise permitted by this Agreement, all representations and warranties by Purchaser in this Agreement or in any written statement that shall be delivered to the Company and/or

Shareholders by Purchaser under this Agreement shall be true and accurate on and as of the Closing Date as though made at that time.

     7.3 PERFORMANCE. Purchaser shall have performed, satisfied, and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it, on or before the Closing Date.

     7.4 RELEASE OF GUARANTEE. Subject to the provisions of Section 6.15, Shareholders shall have been released from all personal guarantees executed by them to suppliers and banks.

     7.5 ABSENCE OF LITIGATION. No action, suit or preceding before any court or any governmental body or authority, pertaining to the transactions contemplated by this Agreement or to its consummation, shall have been instituted or threatened against Purchaser on or before the Closing Date.

     7.6 LEGAL OPINION. The Purchaser shall deliver the opinion of its counsel dated the Closing Date, in form and substance satisfactory to counsel for the Company, to the effect that:

           (a) The execution and consummation of this Agreement have been duly authorized and approved by the Purchaser's Board of Directors.

           (b) Execution of this Agreement will not constitute or result in any breach or default of the character described in paragraph 3.4 hereof of which counsel has knowledge.

     7.7 OFFICERS' CERTIFICATE. Purchaser shall have delivered to the Company and Shareholders a certificate, dated the Closing Date and signed by the President of Purchaser certifying that each of the conditions specified in Sections 7.2 through 7.6 have been fulfilled.

     7.8 BANK CONSENT. Shareholders have obtained the consent and/or purchased the Bank's loan as more fully described in Section 6.15 above.

                                  ARTICLE 8

                                   CLOSING

     8.1 CLOSING. The Closing of this transaction shall be held at the offices of the Closing Agent at a mutually agreeable time on May 21, 1998, or the earliest date thereafter when the Purchaser has completed its review of the exhibits provided by the Company with this Agreement and has closed on its financing with Norwest, but in no event will the Closing be after May 29, 1998. At the Closing:

           (a) Purchaser shall deliver immediately available funds for that portion of the Purchase Price as required to be paid in cash pursuant to
Section 1.5 to the Closing Agent.

           (b) Each Shareholder shall present the certificates representing his shares of the Company being sold to Purchaser, and such certificates will be duly endorsed; and

           (c) Each Shareholder shall receive from the Closing Agent his or her share of the Purchase Price as required to be paid in cash pursuant to
Section 1.5 in the form of immediately available funds based upon the shareholders pro rata share.

           (d)  Purchaser shall deliver an officer's certificate, dated the
Closing Date, stating that all representations, warranties,   covenants  and
conditions set forth in this Agreement on behalf of Purchaser are true and correct as of, or have been fully performed and complied with by, the Closing Date.

           (e) Purchaser shall deliver a signed consent and/or Minutes of the Directors of Purchaser approving this Agreement and each matter to be approved by the Directors of Purchaser under this Agreement. Such Minutes shall be certified by an Officer of Purchaser.

           (f) The Company and the Shareholders shall deliver a certificate, dated the Closing Date, stating that all representations, warranties covenants and conditions set forth in this Agreement on behalf of the Company are true and correct as of, or have been fully performed and complied with by, the Closing Date.

           (g) The Company shall deliver a signed Consent or Minutes of the Directors of the Company approving this Agreement. Such Minutes shall be certified by an officer of the Company.

           (h) Each party shall deliver such other documents or information reasonably required to be furnished by Closing pursuant to this Agreement.

                                   ARTICLE 9

                                   GUARANTEES

     9.1 SHAREHOLDER GUARANTEE. The Shareholders ("Guarantors") hereby jointly and severally unconditionally guarantee the collection of all receivables on the April 30, 1998, balance sheet provided pursuant to Section
2.7 of this Agreement; provided that the Company will be allowed to provide a reserve for bad debts of 3% of the accounts receivable on the April 30, 1998, balance sheet which will reduce the amount of receivables being guaranteed. After the Closing Date, the Company shall continue to follow all prior credit and collection procedures and use all reasonable efforts to collect these receivables. Any receivable guaranteed by the Shareholders pursuant to this Article and not collected by the Company within 120 days after the Closing Date shall be purchased by Shareholders and neither Purchaser nor the Company will continue to do business with that customer until such time as the purchased receivable is paid.

     Guarantors hereby waive demand, all notice including notice of demand, notice of default, protest, notice of protest, suit and diligence, and it shall not be necessary for Purchaser, in order to enforce performance by Guarantors, to first institute suit or exhaust its remedies against the Company or Shareholders for performance of such obligations. Guarantors agree that Guarantors' duties and liability under the terms of this guarantee
shall  not  be  released,   diminished,  impaired, reduced, or affected by the
occurrence of either or both of the following events; (i) insolvency, bankruptcy, or dissolution of Purchaser or the Company, or (ii) any neglect, delay, omission, failure or refusal of Purchaser to take or prosecute any action for the collection of an accounts receivable owed the Company guaranteed by Guarantors. This guarantee is for benefit of Purchaser, its successors and assigns. This guarantee is binding on Guarantors, and Guarantors' successors, legal representatives, and assigns, and shall be effective as of the Closing Date.

     9.2 NON-ASSIGNABILITY. The Guarantee described in Section 9.1 is not assignable, transferable, nor may it be delegated in any manner whatsoever by Guarantors, except with the written consent of Purchaser.

     9.3 GUARANTEE BY METEOR. Meteor hereby unconditionally guarantees the performance by Purchaser of all of its promises, covenants and other obligations under this Agreement.

     Meteor hereby waives demand, all notice including notice of demand, notice of default, protest, notice of protest, suit and diligence, and it shall not be necessary for Shareholders, in order to enforce performance by Meteor, to first institute suit or exhaust its remedies against the Purchaser for performance of such obligations. Meteor agrees that its duties and liability under the terms of this guarantee shall not be released, diminished, impaired, reduced, or affected by the occurrence of any neglect, delay, omission, failure or refusal of Shareholders to take or prosecute any action for the satisfaction of the obligations of the Purchaser. This guarantee is for benefit of Shareholders, their heirs, legal representatives and assigns. This guarantee is binding on Meteor, and Meteor's successors, legal representatives, and assigns, and shall be effective as of the Closing Date.

     9.4 NON-ASSIGNABILITY. The Guarantee described in Section 9.3 is not assignable, transferable, nor may it be delegated in any manner whatsoever by Meteor, except with the written consent of all Shareholders.

                                  ARTICLE 10

                                MISCELLANEOUS

     10.1 DEFINITION OF KNOWLEDGE. Except as provided in this Section, statements in this Agreement made to the "knowledge" of a person shall mean the knowledge that such person (where the person is an entity, the executive officers of such entity) has or should have after having made a reasonable inquiry of the officers and management personnel of the Company who would be reasonably likely to have information relating to the fact in question.

     10.2 CAPTIONS AND HEADINGS. The Article and paragraph/section headings through this Agreement are for convenience and reference only, and shall in no way be deemed to define, limit, or add to the meaning of any provision of this Agreement.

     10.3 NO ORAL CHANGE. This Agreement and any provision hereof, may not be waived, changed modified, or discharged orally, but it can be changed by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, or discharge is sought.

     10.4 WAIVER. Except as otherwise expressly provided herein, no waiver of any covenant, condition, or provision of this Agreement shall be deemed to have been made unless expressly in writing and signed by the party against whom such waiver is charged; and (i) the failure of any party to insist in any one or more cases upon the performance of any of the provisions, covenants, or conditions of this Agreement or to exercise any option herein contained shall not be construed as a waiver or relinquishment for the future of any such provisions, covenants, or conditions, (i) the acceptance of performance of anything required by this Agreement to be performed with knowledge of the breach or failure of a covenant, condition, or provision hereof shall not be deemed a waiver of such breach or failure, and (iii) no waiver by any party of one breach by another party shall be construed as a waiver with respect to any other or subsequent breach.

     10.5 ENTIRE AGREEMENT. This Agreement contains the entire Agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings.

     10.6 CHOICE OF LAW. This Agreement and its application shall be governed by the laws of the State of Colorado.

     10.7 COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     10.8 NOTICES. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of receipt if served personally on the party to whom notice is to be given, by telecopy or telegram, or mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

     Purchaser:

           Edward J. Names, Director
           Fleischli Oil Company, Inc.
           216 16th Street, Suite 730
           Denver, Colorado 80202

     The Company:

           Tri-Valley Gas Co.
           P.O. Box 337
           Byers, Colorado  80103

     Shareholders:

           Dave Gordley
           57101 East 88th Avenue
           Strasburg, Colorado  80136

           Ronald Burchfield
           1778 Arapahoe Street
           Strasburg, Colorado  80136

           Eugene Lamb
           P.O. Box 653
           Strasburg, Colorado  80136

           Thomas H. Bradbury
           P.O. Box 550
           310 Front Street
           Byers, Colorado  80103-0550

     10.9 BINDING EFFECT. This Agreement shall inure to and be binding upon the heirs, executors, personal representatives, successors and assigns of each of the parties to this Agreement.

     10.10 MUTUAL COOPERATION. The parties hereto shall cooperate with each other to achieve the purpose of this Agreement, and shall execute such other and further documents and take such other and further actions as may be necessary or convenient to effect the transaction described herein.

     10.11 BROKERS. Each of the parties hereto shall indemnify and hold the other harmless against any and all claims, losses, liabilities or expenses which may be asserted against it as a result of its dealings, arrangements or agreements with any broker, finder or person.

     10.12 ANNOUNCEMENTS. Purchaser, Shareholders and the Company will consult and cooperate with each other as to the timing and content of any announcements of the transactions contemplated hereby to the general public or to employees, customers or suppliers. Except to the extent that the parties consent in writing otherwise, no party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media. Notwithstanding the preceding sentencing, the parties agree that the Purchaser or an affiliate of the Purchaser may make such disclosure (on Form 8-K, by press release or otherwise) regarding the terms of this Agreement and the transactions contemplated hereby as it deems necessary to comply with applicable securities laws or the rules and regulations of the American Stock Exchange, including a press release following the execution of this Agreement.

     10.13 EXPENSES. Except as specifically provided in this Agreement, all costs and expenses including legal, accounting and any other out-of-pocket expenses incurred by the Company or its Shareholders, in connection with this transaction, shall be paid by the Shareholders. All costs and expenses including legal, accounting and any other out-of-pocket expenses incurred by the Purchaser, in connection with this transaction, shall be paid by the Purchaser.

     10.14  SURVIVAL OF REPRESENTATIONS AND WARRANTIES.   Except as otherwise
provided in this Section 10.14, the representations, warranties, covenants and agreements of the parties set forth in this Agreement or in any instrument, certificate, opinion, or other writing providing for in it, shall survive the Closing for a period of two years irrespective of any investigation made by or on behalf of any party. Notwithstanding the above, the representations and warranties set forth in Article 5 relating to tax issues shall survive for a period equal to the applicable statute of limitations with respect to any circumstances described therein or related thereto. Purchaser agrees that it must provide prompt notice to the Shareholders of any claims which are based on a breach of these representations and warranties and intitiate any suit related thereto prior to the end of the two year period. If a case or any action is brought by a third party against the Company or the Purchaser which is based on a breach of the representations or warranties, and the Purchaser notifies the Shareholders of the commencement thereof, the Shareholders will be entitled to participate in, and to the extent that they may wish, assume the defense thereof, subject to the provisions herein stated, with counsel reasonably satisfactory to the Purchaser. After notice from the Shareholders to the Purchaser of their election so to assume the defense thereof, the Shareholders will not be liable to the Purchaser under this Section for any legal or other expenses subsequently incurred by the Purchaser in connection with the defense thereof, other than reasonable costs of investigation.

     10.15 ASSIGNMENT. This Agreement may not be assigned by operation of Law or otherwise by the Shareholders, the Company or the Purchaser.

     10.16 NO THIRD PARTY BENEFICIARIES. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person, including, without limitation, any employee or former employee of the Company, any legal or equitable right, benefit or remedy of any nature whatsoever, including, without limitation, any rights of employment for any specified period, under or by reason of this Agreement.

     10.17 SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity without the necessity of demonstrating the inadequacy of monetary damages.

     AGREED TO AND ACCEPTED as of the date first above written.

METEOR INDUSTRIES, INC.            FLEISCHLI OIL COMPANY, INC.


By /s/ Edward J. Names             By /s/ Paul Greaves
   Edward J. Names, President         Paul Greaves, Chief Executive Officer

TRI-VALLEY GAS CO.                 SHAREHOLDERS:


By /s/ Dave Gordley                /s/ Dave Gordley
   Dave Gordley, General Manager   Dave Gordley


                                   /s/ Ronald Burchfield
                                   Ronald Burchfield


                                   /s/ Eugene Lamb
                                   Eugene Lamb


                                   /s/ Thomas H. Bradbury
                                   Thomas H. Bradbury